Exhibit 99.02

Script for Registrant’s publicly available investor and analyst conference call on April 16, 2003, presenting the preliminary results for the quarter ended March 31, 2003.

[Robert Gargus, Chief Financial Officer:]

GOOD AFTERNOON AND WELCOME TO THE SILICON IMAGE FIRST QUARTER EARNINGS TELECONFERENCE.  I AM BOB GARGUS– SILICON IMAGE’S CHIEF FINANCIAL OFFICER.  HERE WITH ME TODAY IS DAVID LEE, CHIEF EXECUTIVE OFFICER AND FOUNDER OF SILICON IMAGE, AND STEVE TIRADO PRESIDENT.

DURING THE CALL TODAY, WE WILL MAKE COMMENTS REGARDING THE FUTURE PERFORMANCE OF THE COMPANY.  THESE INCLUDE COMMENTS CONCERNING OUR EXPECTED OPERATING RESULTS, PRODUCT INTRODUCTIONS, STANDARDS ANNOUNCEMENTS AND ADOPTION, AND BENEFITS OF ACQUISITIONS.  WE MAY ALSO MAKE COMMENTS REGARDING EVENTS THAT COULD POTENTIALLY IMPACT THE COMPANY’S FUTURE.

MANY FACTORS, TAKEN INDIVIDUALLY OR IN COMBINATION COULD AFFECT FUTURE BUSINESS CONDITIONS AND COMPANY RESULTS, SO THAT ACTUAL RESULTS MAY MATERIALLY DIFFER FROM WHAT IS DESCRIBED IN THESE FORWARD-LOOKING COMMENTS.  I ENCOURAGE YOU TO FAMILIARIZE YOURSELF WITH OUR MOST RECENT 10-K AND 10-Q REPORTS, IN PARTICULAR THE INFORMATION UNDER THE CAPTION ‘FACTORS AFFECTING FUTURE RESULTS’.  THESE REPORTS DESCRIBE RELEVANT RISK FACTORS THAT COULD AFFECT FUTURE OUTCOMES.  IN ADDITION, DURING THE CALL TODAY, WE MIGHT HIGHLIGHT OTHER FACTORS THAT COULD IMPACT ANY PROJECTION OR OTHER FORWARD LOOKING STATEMENT.

UNLESS OTHERWISE STATED, ALL AMOUNTS, RESULTS, PROJECTIONS, AND PRELIMINARY RESULTS BEING DISCUSSED TODAY ARE ON A PRO-FORMA BASIS, WHICH EXCLUDES AMORTIZATION OF GOODWILL AND INTANGIBLE ASSETS, STOCK COMPENSATION EXPENSE, PATENT DEFENSE COSTS, ACQUISTION INTEGRATION COSTS, RESTRUCTURING COSTS, AND GAINS ON ESCROW SETTLEMENTS.  RECONCILIATION OF PRO-FORMA AMOUNTS TO GAAP AMOUNTS MAY BE FOUND IN OUR FIRST QUARTER EARNINGS RELEASE, AVAILABLE AT WWW.SILICONIMAGE.COM.

JUST BEFORE I TURN THE CALL OVER TO DAVID LEE, OUR CHIEF EXECUTIVE OFFICER, I WANT TO POINT OUT THAT THE COMPANY GIVES GUIDANCE TO THE STREET OR ANALYSTS AND THEY PUT TOGETHER THEIR MODELS.  WE HAVE SEVEN ANALYSTS COVERING THE STOCK SO THE MODELS HAVE SOME VARIABILITY.  WHEN WE SAY “STREET ESTIMATES” WE MEAN THE

CONSENSUS OF THE ANALYST MODELS NOT NECESSARILY WHAT OUR GUIDANCE WAS. WITH THAT LET ME TURN THE CALL OVER TO DAVID.

[David Lee, Chief Executive Officer:]

Thank you, Bob.

Let me re-cap the quarter with the following 6 points:

1.                                       Silicon Image had record revenues of $24.7 million and we achieved our targeted profit level of 1cent EPS for the quarter!

2.                                       We saw our storage business grow 28% sequentially, despite a slower than anticipated ramp in Serial ATA hard drives.

3.                                       The CE business is on track and grew 16% sequentially in the first quarter.  Furthermore, we received 14 new signed and paid HDMI licensees.

4.                                       Although the PC business declined 17%, we are well poised for growth in the 2nd half of this year - as key OEM’s migrate to an “all digital” architecture using our Intelligent panel controllers and transmitters in combination with the Intel 845G chipset.

5.                                       IP licensing, which is an on-going part of our business development strategy, grew to $5 million led by the storage segment.  We have licensed both a full systems-level solution, with one of the 3 largest Storage system vendors in the market and , have done some significant licensing deals with drive vendors, due to strong interest in our Serial ATA technology.

6.                                       Finally, I am very pleased with our recent acquisition of TransWarp Networks.  The people from this acquisition add critical expertise and design skills in processor, switching, and memory to our staff at Silicon Image.  Their skills will greatly contribute to our innovation and integration plans.  It also demonstrates our strong commitment to move beyond physical layer products, by strengthening our system-level design skills.

 I will now turn the call over to Steve for a report on our quarter and a look ahead to the rest of 2003.

[Steve Tirado, President:]

Thank you David.

Operations Update Summary

Q1 was a challenging quarter where once again our diversified approach to the market proved successful.  Revenues grew 3.7% sequentially to a record level of $24.7 million.  This is a 44% increase over the year ago quarter and is slightly better than the street consensus of $24.5 million.  We also exited the quarter with better visibility of approximately 50% of Q2’s expected revenue in backlog vs the 40% we entered last quarter.

Operating expenses were projected to be around $13.1 million and came in on plan.  Gross margins came in at 54.7% and were a little under the 54.9% guidance we gave in the analyst call.

Pro-forma profitability was $0.5 million or one cent in earnings per share this quarter.  This is on target with guidance we gave in our last call.  The $0.5 million net income compares to a loss of $3.4 million in the first quarter of last year.

Our market leading products in the Storage and CE markets as well as strong interest in IP licensing drove growth in the quarter.

Additionally, we announced the acquisition of Transwarp and a re-organization of Silicon Image into lines of business.

As we look to Q2 we anticipate growing revenues 3-8% with an increase in pro-forma profitability.

Segment Update

I will now give you a market segment and product line update.

Storage IC

The storage portion of our business was very strong and came in at $6.6 million or a 28% sequential increase over the fourth quarter.  All three segments within Storage IC – SATA, PATA and Fibre channel posted double digit growth over the fourth quarter.

During the quarter we shipped in excess of 550 thousand SATA host controller chips and have now shipped in excess of 1 million chips to-date.  During the quarter several benchmark articles were published from independent sources like Tom’s Hardware, Explosive Labs, and GamePC.com that clearly show the superior performance of the Silicon Image’s SATA host controller solutions over other competitive offerings.

We are also extracting value from our SATA product set in the form of licenses.  We have licensed the transport layer (e.g. the parallel to serial translation part of our host controller design) to “chip set” vendors like ATI, nVidia, and VIA as part of our “SATALITE” program.  SATALite is an interface standard created and supported by Silicon Image to allow the digital portions of a host controller solution to be integrated into a “chip set vendor’s” south bridge equivalent while using an external phy to drive the SATA signal.  This allows chipset vendors to have a low cost SATA implementation with a fast time to market without having to integrate a high speed mixed signal core.  We have also selectively licensed several drive vendors especially on the optical drive side with our SATA bridge cores.

The interest in our storage IP remains high.  During the quarter we completed a large multi-million dollar licensing deal with a large storage solution provider.  This partner has introduced a product to the market that utilizes’ Silicon Images' chips, firmware and software.  This deal is worth an estimated  $5M over an 18 month period that began in the third quarter of last year.  To date we have been paid about 60% of this total.  Furthermore this deal results in a steady stream of SATA product sales that are used in the OEM’s product, and which is not included in the $5M number I quoted.

Our designs in the SATA market continue to be the preferred implementation choice of leading OEM’s like Intel, Asustek, Gigabyte and Adaptec to name a few.  We believe the Storage IC segment will grow approximately 30% sequentially in Q2.  Availability of SATA hard drives continues to gate  industry adoption; however, we have experienced a definite increase in backlog as a result of perceived improvement in drive availability during March and April.

Personal Computers

During the first quarter the PC DVI portion (combined Hosts and Display) of our business declined from $10.8 million to $8.8 million.  This decline of 17% is about a million dollars more than we had projected and was mainly caused by increased integration on the host side of our business.

On April 8th we announced a new family of high performance low cost receivers we call the 1000 Series.  The equivalent transmitter was announced in the fourth quarter of last year.  The PC market is still a growth market and these new products combined with “all digital bundling” are our response to defending this territory that we pioneered.  Specifically, we are working with a couple of large OEMs to introduce an all-digital solution that provides superior quality at greatly reduced costs.  This “all digital bundling” is expected to go into production during the second half of this year.  Until then we expect our PC business to decline double digits in the second quarter before returning to growth in the third quarter.

Consumer Electronics

The consumer portion of our business grew 16% sequentially and was better than the anticipated 5-10% growth in a seasonally down quarter.  Digital adoption is occurring at an aggressive pace in the High Definition segment of the market and we saw our business shift from being mostly receivers for DTV’s to a growing number of STB’s and DVD’s going into production.  Samsung, Phillips and Hitachi are just a few of the OEM’s with significant plans for either DVI/HDCP or HDMI product availability this year.

During the quarter we also added 14 new licensees to the HDMI program.  HDMI is off to a strong start with over 20 total licensees!  We continue to expect the consumer electronic revenues to ramp significantly in all quarters for the remainder of the year.  Overall we expect Q2 sequential growth to be around 50%

Licensing

IP licensing growth has once again been driven by strong interest in our technology across all 3 of our markets PC/CE & Storage.  In this quarter, storage related interest, especially in SATA,  provided the upside that drove our licensing to $5M.  Licensing deals are complementary uses of our technology for products we do not plan to build.  We now expect licensing to exceed $15M in 2003.

We will be providing a bit more insight into this revenue stream in this and future conference calls as it represents an on-going part of our strategy and business.  Licensing is expected to represent from 10-15% of our overall revenue.  While individual quarters will vary due to the inherent lumpiness of licensing deals, we expect that licensing and royalties will build a solid base that sustains the 10-15% over time.  Two factors contribute to this base – first the on-going royalties associated with these agreements will build over time, and second, many of our licenses are for current generation products and offer the opportunity for follow on licenses as the technologies advance – ie as SATA 1 moves to SATA 2 or 3 for example.  It will take some time to build this base but we are well on our way.  As we build this base we will incur spikes from time to time.  Some of our licensees have moved more aggressively with their plans than expected and have helped drive our revenue in this area.

Every product plan at Silicon Image includes a licensing strategy that complements our product plans.  We have learned that the mass market opportunities we have created with two worldwide standards around DVI for the PC market and HDMI for the Consumer Electronics market require a much broader set of product solutions than we can build ourselves.  In fact, the sheer size of the market opportunity created by a world-wide standard exceeds multiple company’s ability to build ALL of the needed products.  Licensing for Silicon Image represents an integral part of our strategy for monetizing our intellectual property and allows us to better extract the full value of our combined abilities to create technical breakthroughs and our proven ability to forge the necessary industry coalitions necessary in driving world-wide standards.  We now have filed over 200 patents and continue to file at a rate of over 30 per year.

Unlike our earlier steps with DVI in the PC market, we do have plans for licensing access to patents and implementations for the Consumer Electronics and Storage markets early in the market cycle for these products.  These decisions are carefully made and as I said earlier complement our product intentions while accelerating the monetization of our IP.

Of course, the PC market is an integral part of this overall strategy.

Since adoption is critical for all of our market initiatives we believe this will strengthen the industries ability to adopt a given standard since more solutions will be available from a broader array of suppliers more quickly.  In the end this will also drive our own product sales more rapidly as a result of the accelerated adoption.

These licenses are complementary and do not cannibalize future sales. The best example of this can be taken from our recent SATA licensing revenue this quarter, which will be coming from a drive side solution complementary to our host side solutions.  These give us access to both sides of the link from both a feature and a market size perspective.  It also helps promote the Silicon Image solution as the leading solution in the world.

While we will NOT be breaking down each dollar of revenue each quarter, I can say that the nearly $12M of licensing and royalty revenues generated over the last five quarters is comprised of about 35% in the DVI area, 57% in the storage area, and 8 % for the CE market.

SUMMARY

Looking ahead I would like to summarize some notable trends for the quarter.

During Q1 we saw our bookings and backlog improve as a percentage of next quarter’s revenue.  Our visibility improved to approximately 50% from 40% entering the first quarter.

While Q1 was a solid start to the year 2003, a review of the numbers shows that the quarter was characterized by weaker product revenues and stronger licensing revenues than those we had forecasted.  The weakness in product revenues relative to expectations was due to a slower ramp in SATA hard drive availability and delays in digital PC bundling solutions planned with key PC OEM’s.  As a result our licensing revenues are running ahead of plan – in Q1 and Q2 while the product revenues are ramping about one quarter behind street models.

When you look at our Q2 guidance you see that we are expecting product revenues based on the strength of bookings and backlog to grow by double digits sequentially.  This will, however, be offset somewhat by a drop in licensing revenues as it comes down from $5M in Q1 to approximately $4M in Q2.

IP licensing will continue to represent 10-15% of our overall revenue and is a critical part of Silicon Images business mix as we strive to promote adoption in each of our markets.

Overall we remain on track to improve profitability and achieve record revenues in each of the remaining quarters of 2003.  I will now turn the call back to Bob for a review of our financials.

[Robert Gargus, Chief Financial Officer:]

Thank You Steve.

Steve basically covered the five product lines for the first quarter but let me help everyone with the math.  The DVI PC business was $8.8 million and was down 17% from the fourth quarter.  The Consumer Electronics business was $3.2 million up 16%, the Storage IC revenue was $6.6 million up 28% from the fourth quarter, and the licensing and royalty’s revenues were $5.0 million up sharply from the fourth quarter’s $3.6 million.  The storage systems or raid controller business was $1.0 million and was down $.4 million from last quarter.

From a channel perspective the Distributor portion of our business was 36% versus 40% last quarter.  The drop in Distributor revenues as a percent of total revenues is largely a function of the increase in the licensing revenues that are included in direct revenue.  I would like to remind everyone that we recognize Distributor revenue on a sell-through basis lagged by one month.  By this we mean, that first quarter distribution revenues are the sell-thru numbers for the months of December, January, and February.  We would expect distributor revenues to be in the 38% range in the second quarter.

The combined licensing and IC portion of our business, which was 96% of our total revenue in the first quarter, had overall growth of 6% sequentially.  The increase in revenue was achieved despite an average 9% decline in IC selling prices for the quarter.

From a customer concentration perspective, we had 2 customers and 3 distributors that exceeded the 5% threshold.  The customers were Asustek (8%), and Samsung (6%).  The three distributors were World Peace (12%), Weiking (10%) and Microtek (5%).

Let’s turn to earnings.

Net Income

First the GAAP numbers.  The GAAP net gain for the quarter was $3.2 million.  This includes a stock based compensation benefit of $.3M, charge for non-cash restructure expenses of $.6M, cash related patent defense costs of $1.2 million, cash severance costs of $.4 million, and the gain (non-cash) for settlement of acquisition escrow claims of $4.6 million.  I refer the listener to our earnings press release - which includes a full reconciliation of the differences between the GAAP numbers and the pro-forma numbers we will discuss in this call.  The new rules require that if we are going to give guidance for Non-GAAP or Pro-forma numbers that we must give guidance or explain why we cannot give guidance for the GAAP equivalents.

Looking ahead, we may have four items of adjustment for the second quarter. The first item is restructuring expenses associated with our re-alignment into a Line of Business structure. We are continuing to evaluate this structure and cannot rule out that some minor additional restructuring activity may take place later in the second quarter.  At this time we do not have anything definitive.  In addition restructuring charges are periodically revisited relative to our ability to sub-lease unused facility space.  This is a function of market conditions and cannot reliably be predicted and as such we can give no guidance on this item.

The second item is the amortization of intangibles and in process R&D.  Given the acquisition of TransWarp it is likely that we will incur charges in this area.  The independent appraisals associated with the TransWarp acquisition – which is a Q2 event - have not been completed at this time and are not reasonably estimable at this time.

The third item is the stock based compensation.  This item has two components – a portion that relates to the re-pricing of stock option in 2000 and 2001 and that fluctuates with our stock price.  The second piece relates to pre-IPO grants and stock options assumed in connection with acquisitions, and grants to non-employees.  As such there are several components of this item that can be positive or negative and the charge is difficult to estimate.  We can state that the charge for the Pre-IPO / acquisition/non employee grants will be approximately $1 million for the second quarter.  The portion that varies with our stock price is not one that we can estimate.

The final item is the charge for litigation associated with our lawsuit against GNSS Microchip.  Several matters are before the court and the court’s decisions could have a material impact on the estimated charges to be incurred.  Current run rates would indicate a charge of $1-2 million for the quarter but again this number is highly volatile.

For the remainder of my presentation I will focus only on the pro-forma financial statements that exclude these items consistent with the guidance we gave at the start of the quarter.

The pro forma Net income for the first quarter was $0.5 million dollars or an EPS of 1 cent on 73.7 million shares outstanding.  This pro-forma gain is a $.1 million drop from Q4 of 2002 and an improvement of $3.9M from the first quarter of last year.  The first quarter’s profit was basically “spot on” the consensus street projections.  The share count is 73.7 million shares and is lower than the 75 million estimated because of the lower average share price during the quarter.

This share count does not yet include the shares from the TransWarp acquisition nor does it include all of the 1.0 million shares returned from the settlement of the CMD escrow claims.  We would expect the net impact of these two items would be the addition of approximately two million shares to the share count in the second quarter.

The operating results story comparing Q4 2002 to Q1 2003 was:

1.              Revenue increased $0.9 million contributing approximately $0.4 million to operational earnings.

2.              Operating expenses came in on plan.

3.              Gross margins declined slightly from 54.9% in the fourth quarter to 54.7%.  Excluding licensing revenues the gross margin declined from 46.8% to 43.3% or a 3.5% decline.  The 3.5 point decline was primarily the result of unfavorable manufacturing variances.  The net effect of ASP declines and product mix changes was almost a wash for the quarter.  The manufacturing variances came from increased test costs and yield variances.  These added a little over $1 million to our costs for the quarter.

Approximately half of these variances are now fixed but the other half are likely to continue thru Q2.

A simple way to look at the first quarter was the product revenue came in $2 million less than anticipated which impacted the bottom line unfavorably by $1.0 million.  The licensing revenues came in favorably by $2.0 million, which fell to the bottom line.  These add up to a net of $1.0M favorable, which was unfortunately offset by the $1M of manufacturing issues, and resulted in a — net net change — so to speak — of ZERO for the quarter versus our guidance.

Our first quarter results reflect revenue growth, expense control and overall profitability consistent with the guidance given at the beginning of the quarter.  Higher licensing revenues and good expense control offset higher manufacturing costs.  As a result we delivered the top and bottom line per our guidance for the sixth straight quarter.

Gross Margin Guidance

Looking at the second quarter we would anticipate gross margins to improve 200-300 basis points from the first quarter.  This is the net result of product mix, lower Asp’s (projected to be 4%); improvement in the manufacturing cost issues, and lower licensing revenues.

Expenses

Total operating expenses at $13.1 million were 53.3% of revenue and were basically flat with the 53.0% achieved in the fourth quarter.  We expect operating expenses will be flat as a percentage of revenues in the second quarter.  This is the net result of the TransWarp acquisition and a small cost saving or restructuring that we did late in March.  While the restructuring helped lower expenses the major benefit was the alignment of our business into the three “Line of Business” – Storage, Consumer Electronics, and Personal Computers.  This alignment is critical to maintaining focus in these rapidly evolving markets.

Looking at R&D expense, we see that it was $8.8 million or 35.8% of Revenue for Q1 – a 50 basis point improvement from the 36.3% in Q4.  The actual spending in dollars increased $0.2 million versus the fourth quarter.  We expect R&D expenditures to be approximately $9.2 to $9.4 million in the second quarter.

SG&A spending was $4.3 million and was 17.5% of revenue.  This is an increase of $346K from the fourth quarter and is an increase of 80 basis points from the 16.6% of revenue achieved in the fourth quarter.  The increase is more than accounted for by the implementation costs associated with the Oracle ERP implementation we are under-going.  The Phase One implementation of Oracle is scheduled to go live during the second quarter.  The expenses are consistent and in line with the guidance we gave at the start of the quarter.

Interest Income was $109K for the first quarter and we would expect this to increase modestly in the second quarter.

Taxes – We do not expect to have any tax expenses during 2003.

Now let’s turn to the balance sheet.

Balance Sheet

We ended the quarter with $31.5 million in cash.  This was a $4.3 million drop from the $35.8 million year-end balance.  We have approximately $3.5 million in debt and we ended the quarter with total assets of $74.9 million.  The $4.3 million decrease in cash was primarily the result of paying down accrued liabilities and accounts payable balances that were extraordinarily high at year-end.  A large portion of these was accrued litigation bills and inventory receipts in the last part of December.  We expect to be cash flow positive in the second quarter.

Depreciation and amortization for the quarter was approximately $1.0M.

Our ending inventory turns for the quarter were 6.7X an improvement from last quarter’s 5.9X.  DSO was 50 and was six days worse than last quarter due to a larger portion of the revenue shipments occurring in the last month of the quarter.  Specifically we shipped 36% the quarter’s revenue in the last month as contrasted to 29% during the fourth quarter.  Given the improved visibility we would expect DSO to return to the 45 day or below level for the second quarter.

Summary

To summarize the quarter’s performance can be recapped in five points:

1.               We grew revenues quarter over quarter by 3.7% and exceeded the street consensus.  Revenues grew 44.4% over the year ago quarter.

2.               Our Bookings and backlog strengthened such that we are entering the second quarter with approximately 50% of the second quarter visible in backlog.

3.               Gross margins were down slightly – 20 basis points (at 54.7%) from the fourth quarter and were in line with our Q1 guidance. This was the result of increased licensing revenues offsetting manufacturing cost issues.

4.               We achieved our $.01 EPS guidance for the quarter.

5.               We ended with $31.5 million in cash and we expect to be cash positive during Q2.

The bottom line here is that we delivered the numbers that we said we would for the sixth straight quarter.  We expect to remain profitable on a pro-forma basis while revenues grow approximately 3-8%.  For the second quarter the IC revenues are estimated to grow approximately 12-16% while the System revenue declines to around $0.4 million and licensing revenues come in around the $4 million level.

With that I would like to open the call for questions and answers: